Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:    Greg Burns
(847) 402-5600

Allstate Elects Perry M. Traquina to Board

NORTHBROOK, Ill., June 30, 2016 – The Allstate Corporation (NYSE: ALL) announced that Perry M. Traquina, 60, former chairman and chief executive officer of Wellington Management Company, has been elected to its board of directors, effective June 30, 2016. The Allstate board now stands at 11 directors.

“Perry's successful experience as the CEO of one of the largest institutional investors complements the strategic, operational and investment expertise on Allstate's board," said Tom Wilson, chairman and chief executive officer. “He is joining a board which received the highest possible governance rating from an independent evaluation firm.”

“Allstate's customer-focused strategy and long-term approach to investing reflects its capabilities and market strength. I look forward to joining this collaborative board in overseeing a talented management team,” said Traquina.

Traquina led Wellington Management Company, one of the world’s largest investment management firms with approximately $900 billion in assets under management, for a decade. He currently serves as a director on the boards of eBay, Inc. and Morgan Stanley and as a trustee of Brandeis University. A chartered financial analyst, Traquina received his MBA from Harvard Business School and bachelor’s degree from Brandeis University.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Now celebrating its 85th anniversary as an insurer, Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America. In 2015, The Allstate Foundation, Allstate, its employees and agency owners gave $36 million to support local communities.

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